EXHIBIT 99.1

Contact:

Fred Aslan, M.D.

Director of Corporate Strategy and Investor Relations

faslan@curagen.com

1-888-GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Reports First Quarter 2004 Financial Results

- Progress on CG53135 and $110 Million Financing Highlight Quarter -

Conference Call Details: Live webcast will begin at 11:00 a.m. Eastern at www.curagen.com. A replay of the conference call will be available starting at 2:00 p.m. Eastern on April 29, 2004 through May 29, 2004, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international). The passcode for the replay is 6818839.

NEW HAVEN, Conn., April 29, 2004 — CuraGen Corporation (Nasdaq: CRGN) today reported financial results for the first quarter ended March 31, 2004. CuraGen continues to grow its downstream drug development efforts while carefully managing overall expenditures. Net loss for the first quarter was $18.0 million or $0.36 per share, compared to $16.1 million or $0.33 per share for the same period in 2003. As of March 31, 2004, CuraGen had available cash and investments of $407.6 million and 6% subordinated convertible debt of $130 million due in February 2007 and 4% subordinated convertible debt of $110 million due in February 2011.

“We have made significant progress on the development of CG53135 for oral mucositis, including the initiation of an additional clinical study, receiving orphan drug designation from the FDA, and presenting animal model data that highlights the potential of this molecule. In the first quarter, we also raised $110 million through a convertible note offering which increases our financial flexibility and puts us in a strong cash position to grow our clinical pipeline with: internal programs, such as CR002 which is scheduled to initiate a Phase I clinical trial later this year; additional internal programs that we will be announcing; and external programs identified by our platform as promising and synergistic with our products and expertise,” stated Jonathan M. Rothberg, Ph.D., Chief Executive Officer, President and Chairman of CuraGen. “I am also very pleased with the recent breakthrough work at 454 Life Sciences including the sequencing of multiple whole bacterial genomes and recognizing revenues from their first customer. During the remainder of 2004, 454 Life Sciences will continue to ramp-up the commercialization of their instruments and services for whole genome sequencing of emerging pathogens such as viruses and bacteria, and will continue to make progress toward becoming an independent company.”

CuraGen’s recent highlights included:

•	Advancing CG53135 as a potential treatment of oral mucositis (OM) by:
o	Initiating a Phase I study of CG53135 in cancer patients undergoing bone marrow transplantation (BMT). This study in BMT patients complements the first Phase I study in colorectal cancer patients since CG53135 is being investigated for the prevention and treatment of OM in patients with solid tumors, such as colorectal cancer, as well as in patients with hematologic tumors, such as the ones that require BMT. The Company anticipates that this Phase I study in cancer patients undergoing BMT will help build momentum for Phase II scheduled later in 2004;

o	Receiving orphan drug designation from the FDA for CG53135 in oral mucositis which strengthens the program by offering important clinical development and commercialization benefits;
o	Presenting at the 95th Annual Meeting of the American Association for Cancer Research (AACR) animal model data demonstrating that a single dose of CG53135 can protect tissue from radiation injury which is believed to be due to the molecule’s activity on both epithelial and mesenchymal layers of the oral mucosa.
o	Generating new preclinical data supporting the use of a single dose of CG53135 for the prevention of OM and new preclinical data supporting the use of CG53135 for the treatment of OM. The new data will be presented at the upcoming Multinational Association of Supportive Care in Cancer (MASCC) and the International Society for Oral Oncology (ISOO) 16th International Symposium on Supportive Care taking place in Miami Beach, FL, from June 24 to June 27, 2004;
•	Raising $110 million through the issuance of 4% convertible subordinated notes due 2011, and receiving net proceeds of approximately $106 million. During the first quarter 2004, CuraGen also repurchased $20 million of its outstanding 6% convertible subordinated debentures due 2007;
•	Hiring Mary Taylor, M.P.H., as Vice President of Regulatory Affairs. Ms. Taylor is a seasoned and accomplished regulatory affairs professional with 22 years of drug development experience at Pfizer Global Research and Development (formerly Parke-Davis Pharmaceutical Research Division, Warner-Lambert Company) and Bayer Pharmaceuticals.

Financial impact of convertible debt transactions:

CuraGen’s cash burn and net loss guidance for 2004 remains unchanged, with the exception of the following changes resulting from the financing transactions described above that took place in the first quarter of 2004: interest income for 2004 is now expected to decrease by approximately $1.0 million as compared to 2003, due to reduced interest rates; and interest expense for 2004 is now expected to increase by approximately $3.0 million, or approximately 33% as compared to 2003, associated with the net increase in the convertible debt balances.

Background on CG53135 and Oral Mucositis (OM)

CG53135 is a novel growth factor discovered by CuraGen that appears to promote epithelial and mesenchymal cell proliferation and is currently being investigated for OM, a side effect experienced by cancer patients undergoing chemotherapy or radiation therapy. The disease is characterized by inflammation and ulceration of the tissue lining the mouth and throat, leading to bleeding, pain, and difficulty eating and drinking. OM is sometimes a cause for clinicians to interrupt patients’ cancer treatment regimens, thus limiting the success of therapeutic plans. CG53135 is being investigated for the prevention of OM by being administered to patients before the onset of symptoms in the belief that it will decrease the incidence and duration of the disease. CG53135 is also being investigated for the treatment of OM by being administered to patients after the onset of early signs of OM in the belief that it will decrease the duration and progression to severe OM. An effective therapy for OM has the potential to treat debilitating symptoms, to allow cancer patients to tolerate the appropriate doses of cancer treatment, and to decrease hospitalization time. There is currently no FDA approved therapy to treat this condition.

Background on CR002 and Kidney Inflammation

CR002 is a fully human monoclonal antibody against PDGF-D, a mediator known to stimulate mesangial cell proliferation. Mesangial cell proliferation has been implicated in the pathogenesis of IgA nephropathy, lupus nephritis, and diabetic nephropathy, forms of kidney inflammation that can lead to kidney failure and the eventual need for dialysis or kidney transplantation. CR002 targets excess PDGF-D and is being investigated to treat the root cause of a condition that has no approved therapies. An effective treatment for kidney inflammation has the potential to delay or prevent kidney failure and avoid the need for dialysis or kidney transplantation.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammation, obesity and diabetes, and central nervous system disorders. CuraGen’s therapeutics are based on internally discovered genes from the human genome that are believed to play a role in important mechanisms underlying disease, including cell proliferation, anti-angiogenesis and peripheral metabolism. CuraGen has established broad development alliances with Abgenix and Bayer, and its experienced preclinical and clinical teams are rapidly advancing the Company’s pipeline of products for unmet medical needs. CuraGen’s expertise in systems biology, genomics and bioinformatics is now being used to prioritize therapeutic candidates with the highest chance of reaching the market and to help predict efficacy and safety in clinical trials. CuraGen’s technology and expertise has been used in partnerships with more than a dozen leading biotechnology and pharmaceutical companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

About 454 Life Sciences

454 Life Sciences is developing novel nanoscale instrumentation and technologies for rapidly and comprehensively determining the nucleotide sequence — “whole genome sequencing” — of entire viral, bacterial, and human genomes. In 2003, 454 Life Sciences sequenced the adenovirus genome in less than one day and submitted the completed sequence to GenBank®, becoming the first to develop a new method and to successfully complete a whole genome sequence since Walter Gilbert and Frederick Sanger won the Nobel Prize in 1980 for the invention of DNA sequencing. The Company’s proprietary technology is expected to have widespread applications in drug discovery and development, disease diagnosis, animal health, biodefense, agriculture, and industrial processes. 454 Life Sciences is a majority owned subsidiary of CuraGen Corporation. Additional information is available at http://www.454.com.

This press release may contain forward-looking statements, including statements about our significant progress on the development of CG53135 for oral mucositis, our ability to grow our clinical pipeline with: internal programs, such as CR002 which is scheduled to initiate Phase I later this year; additional internal programs that we will be announcing; and external programs identified by our platform as promising and synergistic with our products and expertise, our expectation that, during the remainder of 2004, 454 Life Sciences will continue to ramp-up the commercialization of their instruments and services for whole genome sequencing of emerging pathogens such as viruses and bacteria, and will continue to make progress toward becoming an independent company, our anticipation that the Phase I study of CG53135 in cancer patients undergoing BMT will help build momentum for a Phase II study in 2004, our expectation that interest income for 2004 will decrease by approximately $1.0 million as compared to 2003 and interest expense for 2004 will increase by approximately $3.0 million, or approximately 33% as compared to 2003, and our expectation that 454 Life Sciences’ proprietary technology will have widespread applications in drug discovery and development, disease diagnosis, animal health, biodefense, agriculture, and industrial processes. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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CURAGEN CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
	(unaudited)
Revenue:
Collaboration revenue	$1,615	$1,944

Total revenue	1,615	1,944

Operating expenses:
Research and development	15,141	14,460
General and administrative	4,857	4,950

Total operating expenses	19,998	19,410

Loss from operations	(18,383)	(17,466)
Interest income	2,036	2,333
Interest expense	(2,877)	(2,475)
Loss on extinguishment of debt	(294)	—

Loss before income taxes and minority interest in subsidiary loss	(19,518)	(17,608)
Income tax benefit	94	117
Minority interest in subsidiary loss	1,385	1,349

Net loss	($18,039)	($16,142)

Basic and diluted net loss per share	$(0.36)	$(0.33)

Weighted average number of shares used in computing basic and diluted net loss per share	49,803	49,159

SELECTED BALANCE SHEET INFORMATION
	March 31, 2004	December 31, 2003
	(unaudited)
Cash and investments	$407,594	$343,641
Working capital	396,145	326,310
Total assets	443,676	376,957
Total long-term liabilities	241,500	151,500
Accumulated deficit	307,531	289,492
Stockholders’ equity	180,947	197,681